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                                                                    EXHIBIT 99.1

THURSDAY APRIL 19, 4:31 P.M. EASTERN TIME

PRESS RELEASE
--------------------------------------------------------------------------------

          LAKES GAMING ANNOUNCES FIRST QUARTER DILUTED EARNINGS OF $.44

MINNEAPOLIS--(BUSINESS WIRE)--April 19, 2001--Lakes Gaming, Inc. (Nasdaq:LACO - news) today announced results for the first quarter ended April 1, 2001. Revenues for the quarter totaled $9.2 million, compared to $31.1 million in the comparable period in the prior year. Net earnings were $4.7 million or $.44 per share, compared to $16.1 million or $1.52 per share in the comparable period in the prior year.

Revenues for the quarter were derived from fees related to the management of Grand Casino Coushatta. Revenue and earnings for the quarter were less than the same period last year primarily due to the early buyout of the Company's management contract for Grand Casino Avoyelles by the Tunica-Biloxi Tribe of Louisiana at the end of the first quarter 2000, pursuant to the terms of the contract. Revenues from Grand Casino Avoyelles contributed $19.8 million in the first quarter of 2000, including approximately $16.0 million in management fee income recognized due to the buyout of the management contract. Excluding results from Grand Casino Avoyelles, Lakes' first quarter earnings before taxes decreased approximately $1.7 million compared to the first quarter in the prior year. The decrease in earnings relates primarily to a decline in management fees of $2.0 million from Grand Casino Coushatta due to construction interruption on the main roads leading to the casino along with increased competition from the Lake Charles riverboats.

Lyle Berman, Chairman of the Board, Chief Executive Officer and President of Lakes stated, "The first quarter decline in business at the Coushatta Casino reflects the adverse road conditions leading to the property which should be temporary in nature. In addition, Harrahs' marketing promotions supporting their takeover and grand opening of the Players' riverboat affected the Coushatta Casino's operations. The Coushatta Casino is currently experiencing a return to its prior business levels and we expect another good year at the casino."

Mr. Berman also stated "during the quarter, we announced that the Federal Court decided that Lakes was released from any obligations asserted against the Company by the Trustee representing Stratosphere Bondholders. We feel this is very good news as we continue to move forward with our casino development projects."



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Lakes Gaming, Inc. currently manages the largest casino resort in Louisiana and has entered into development and management agreements with three separate tribes for three new casino operations, one in Michigan and two in California. The Company also has agreements for the development of one additional casino on Indian owned land in California through a joint venture with MRD Gaming, and has entered into a joint venture agreement for the development of land on the Las Vegas strip. Lakes Gaming, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO". The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, domestic or global economic conditions, activities of competitors and the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws of the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). For more information, review the Company's filings with the Securities and Exchange Commission.




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                       LAKES GAMING, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                                                    April 1,       Dec. 31,
                                                                                                      2001           2000
                                                                                                    ---------      --------
Assets
Current Assets:
     Cash and cash equivalents                                                                      $  7,872       $ 10,469
     Short-term investments                                                                           13,007         32,477
     Current installments of notes receivable                                                         13,302         16,679
     Accounts receivable                                                                               7,056          2,373
     Deferred tax asset                                                                               13,591         13,674
     Other current assets                                                                              4,124          2,383
                                                                                                    --------       --------
Total Current Assets                                                                                  58,952         78,055
                                                                                                    --------       --------
Property and Equipment-Net                                                                             1,390          1,414
                                                                                                    --------       --------
Other Assets:
     Land held for development                                                                        70,400         58,671
     Notes receivable-less current installments                                                       46,880         35,337
     Cash and cash equivalents-restricted                                                             33,073         30,270
     Investments in and notes from unconsolidated
       affiliates                                                                                      3,096          3,209
     Other long-term assets                                                                            5,887          5,853
                                                                                                    --------       --------
Total Other Assets                                                                                   159,336        133,340
                                                                                                    --------       --------
Total Assets                                                                                        $219,678        212,809
                                                                                                    ========       ========

Liabilities and Shareholders' Equity
Current Liabilities:
     Accounts payable                                                                               $    142       $     79
     Current maturities of long-term debt                                                                525            525
     Income taxes payable                                                                              8,381          5,479
     Litigation and claims accrual                                                                    24,842         25,078
     Other accrued expenses                                                                            3,824          4,521
                                                                                                    --------       --------
Total Current Liabilities                                                                             37,714         35,682
                                                                                                    --------       --------
Long-term Liabilities:
     Long-term debt-less current installments                                                          1,325          1,325
                                                                                                    --------       --------
Total Long-Term Liabilities                                                                            1,325          1,325
                                                                                                    --------       --------
Total Liabilities                                                                                     39,039         37,007
                                                                                                    --------       --------

Commitments and Contingencies
Shareholders' Equity:
Capital stock, $.01 par value; authorized 100,000
  shares; 10,638 common shares issued and
  outstanding at April 1, 2001, and December 31, 2000, respectively                                      106            106
      Additional paid-in-capital                                                                     131,525        131,525
      Retained Earnings                                                                               49,221         44,504
      Accumulated other comprehensive earnings (loss)                                                   (213)          (333)
                                                                                                    --------       --------
Total Shareholders' Equity                                                                           180,639        175,802
                                                                                                    --------       --------
Total Liabilities and Shareholders' Equity                                                          $219,678        212,809
                                                                                                    ========       ========



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                       LAKES GAMING, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except earnings per share)


                                                                                                       Three Months Ended
                                                                                                     ----------------------
                                                                                                     April 1,      April 2,
                                                                                                       2001          2000
                                                                                                     --------      --------
Revenues:
      Management fee income                                                                          $ 9,223        $31,053

Costs and Expenses:
      Selling, general and administrative                                                              2,580          2,054
      Depreciation and amortization                                                                      331          1,921
                                                                                                     -------        -------
            Total Costs and Expenses                                                                   2,911          3,975
                                                                                                     -------        -------
Earnings From Operations                                                                               6,312         27,078
                                                                                                     -------        -------
Other income (expense):
     Interest income                                                                                   1,814          1,630
     Interest expense                                                                                    (24)           (24)
     Equity in loss of unconsolidated affiliates                                                        (109)          (808)
     Other                                                                                                 2             --
                                                                                                     -------        -------
           Total other income (expense), net                                                           1,683            798
                                                                                                     -------        -------

Earnings before income taxes                                                                           7,995         27,876
Provision for income taxes                                                                             3,278         11,761
                                                                                                     -------        -------

Net Earnings                                                                                         $ 4,717        $16,115
                                                                                                     =======        =======

Basic Earnings per Share                                                                             $  0.44        $  1.52
                                                                                                     =======        =======

Diluted Earnings per Share                                                                           $  0.44        $  1.52
                                                                                                     =======        =======

Weighted Average Common Shares Outstanding                                                            10,638         10,630
Dilutive Effect of Stock Compensation Programs                                                           144              2
                                                                                                     -------        -------
Weighted Average Common and Diluted Shares Outstanding                                                10,782         10,632
                                                                                                     =======        =======

----------------------
Contact:

     Lakes Gaming, Inc., Minneapolis
     Timothy J. Cope:  952-449-7030



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